Exhibit 99.1

Cano Appoints Gerald W. Haddock To Board Of Directors	Monday, December 13, 2004

FORT WORTH, Texas, December 13, 2004 - Cano Petroleum, Inc. (OTCBB: CAOP) is pleased to announce that Gerald W. Haddock has joined the company’s Board of Directors. Mr. Haddock serves as a director with ENSCO International (NYSE: ESV), of which he was one of three founding directors, and is a former director with Crescent Real Estate Equities (NYSE: CEI), which he helped to found in 1994.

“Gerald will be a valuable asset to Cano and our Board,” said Jeff Johnson, Chairman and CEO of Cano Petroleum.”He brings a wealth of financial and legal expertise to the company, contributing additional strength in the areas of corporate structure and strategy.   By joining our team, Gerald has shown his confidence in Cano’s business plan and in the company’s future growth potential.”

Since December 1986, Mr. Haddock has served as a founding director with ENSCO International Incorporated.ENSCO is a leading global offshore oil and gas drilling contractor with a $4 billion market capitalization.  The company’s modern fleet — which includes 53 drilling rigs, 42 premium jackup rigs and a 5th generation, deepwater semisubmersible — serves most of the major oil and gas provinces, including North America, Europe, Africa, the Middle East, the Pacific Rim, South America and the Caribbean.Mr. Haddock is also Chairman of ENSCO’s Audit Committee.

Mr. Haddock’s background includes several years with Crescent Real Estate Equities Company, which he helped to found in 1994. Crescent is now one of the largest publicly held real estate investment trusts in the United States. During his time with the company, Mr. Haddock served as CEO, COO, director and trust manager.He was awarded the Outstanding CEO of the Year Award three years in a row (1996-1998) by Realty Stock Review, a prestigious publication that covers publicly traded real estate companies.In 1998, Mr. Haddock was also named “REIT Executive of the Year” by the Commercial Property News.

From 1989 to 1998, Mr. Haddock also served as General Counsel for the Texas Rangers baseball club, where he was a limited partner with President George W. Bush.

Mr. Haddock holds a Bachelor of Business Administration and a Juris Doctorate degree both from Baylor University, a Master of Law (Taxation) degree from New York University and a Master of Business Administration degree from Dallas Baptist University.

ABOUT CANO PETROLEUM:

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano is traded under the ticker symbol CAOP on the NASD Bulletin Board.  Additional information is available at www.canopetro.com.

INVESTOR AND MEDIA RELATIONS CONTACT:
Primoris Group
(866) 314-2266
info@canopetro.com

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of natural resource prices, product demand, market competition, and risks inherent in our operations. These and other risks are described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.